UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2015

KONA GRILL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34082	20-0216690
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7150 E. Camelback Road, Suite 333 Scottsdale, Arizona	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 922-8100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2015, Kona Grill, Inc. (“Kona”) entered into a new employment agreement (the “Employment Agreement”) with Berke Bakay, as President and Chief Executive Officer of the Company, a position he has held since January 30, 2012. Mr. Bakay’s previous employment agreement with Kona expired by its terms after three years on January 30, 2015.

The terms of Mr. Bakay’s Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference, include the following:

Term: Unless earlier terminated as provided therein, the term of the Employment Agreement is three years.

Annualized Base Salary: Mr. Bakay’s base salary is $371,315, which may be increased annually by the Board of Directors of Kona, in its sole discretion.

Bonus Incentives: Mr. Bakay is eligible to receive an annual incentive bonus for each calendar year at the end of which he remains employed by the Company, subject to attainment of certain objectives, which are to be established in advance in writing by Mr. Bakay and the Board of Directors. Mr. Bakay also is eligible to receive additional bonuses, as determined by the Board of Directors in its sole discretion.

Long-Term Incentive Grants of Stock Options: Pursuant to a plan determined annually by the Board of Directors and issued pursuant to a stock option agreement (the “Stock Option Agreement”), Mr. Bakay will be granted long-term incentive grants of stock options (“Stock Options”), which vest 25% each year over a four-year period beginning on the first anniversary date of the date of grant.

Vested stock options may be exercised by Mr. Bakay during the term of the Employment Agreement and for three months thereafter except as provided therein for situations relating to termination for cause (option terminates), or death or disability (vested portion continues to be exercisable for 12 months). The Stock Options also accelerate in the event of a termination without cause or with “Good Reason” as described below. All of Mr. Bakay’s unvested stock options will immediately vest and become exercisable upon the occurrence of: (a) merger or sale of substantially all of the assets of the Company, or (b) certain transactions in which a person or group of persons become the owners of 30% or more of the total combined voting power of the Company’s securities.

Severance Eligibility: If the Company terminates Mr. Bakay’s employment without cause or if Mr. Bakay terminates his employment for “Good Reason” he shall be entitled to: a) any base salary earned but unpaid as of the date of termination and any other payments pursuant to other benefit plans, including without limitation medical and dental benefits and unused vacation; b) six months of base salary and a prorata portion of any incentive bonus payable for that year, subject to certain conditions such as entering into a general release with the Company; c) unvested stock options scheduled to vest over a 12 month period following termination, which will vest and remain exercisable unless any such termination occurs during the first 12 month period of the Employment Agreement; and (d) unvested stock options scheduled to vest over a 24 month period following termination, which will vest and remain exercisable.

“Good Reason” under the Employment Agreement includes (a) any material reduction in the amount or type of compensation paid to Mr. Bakay or material reduction in benefits inconsistent with benefit reductions taken by other members of the Company’s senior management; (b) the Board of Directors requesting Mr. Bakay to engage in actions that would constitute illegal or unethical acts; (c) the Board of Directors requiring Mr. Bakay to be based in any office or location other than facilities within 50 miles of Phoenix, Arizona; or (d) any material breach of any contract entered into between Mr. Bakay and the Company or an affiliate of the Company, including the Employment Agreement, which is not remedied by the Company within 30 days after receipt of notice of such breach.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between Kona Grill, Inc. and Berke Bakay dated effective February 5, 2015 (filed herewith).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KONA GRILL, INC.:

(Registrant)

By:      /s/ Berke Bakay

Berke Bakay

Chief Executive Officer and President

Dated: February 11, 2015

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement between Kona Grill, Inc. and Berke Bakay dated effective February 5, 2015 (filed herewith).